Exhibit 10.1
EXECUTION COPY
TERM LOAN CREDIT AGREEMENT
Dated as of October 1, 2008
among
WOODWARD GOVERNOR COMPANY,
as the Company
THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Administrative Agent
J.P. MORGAN SECURITIES INC.
as Sole Lead Arranger and Sole Bookrunner

i

EXHIBITS AND SCHEDULES
Exhibits

EXHIBIT A	—	Term Loan Commitments
(Definitions)
EXHIBIT B	—	Form of Borrowing/Election Notice
(Section 2.7 and Section 2.9)
EXHIBIT C	—	Intentionally Omitted
EXHIBIT D	—	Form of Assignment Agreement
(Definitions and Section 13.3)
EXHIBIT E	—	Form of Borrower’s Counsel’s Opinion
(Section 5.1)
EXHIBIT F	—	List of Closing Documents
(Section 5.1)
EXHIBIT G	—	Form of Officer’s Certificate
(Sections 5.2 and 7.1(A)(iii))
EXHIBIT H	—	Form of Compliance Certificate
(Sections 5.2 and 7.1(A)(iii))
EXHIBIT I	—	Subsidiary Guaranty
(Definitions)
EXHIBIT J	—	Form of Term Loan Note
(If Requested) (Section 2.12(D))
EXHIBIT K	—	Intercreditor Agreement
(Definitions)
EXHIBIT L	—	Form of Designation Agreement
(Section 13.1(B))
EXHIBIT M	—	Form of Commitment and Acceptance
(Section 2.20)

Schedules

Schedule 1.1.1	—	Permitted Existing Indebtedness (Definitions)

Schedule 1.1.2	—	Permitted Existing Investments (Definitions)

Schedule 1.1.3	—	Permitted Existing Liens (Definitions)

Schedule 1.1.4	—	Permitted Existing Contingent Obligations (Definitions)

Schedule 6.3	—	Conflicts; Governmental Consents (Section 6.3)

Schedule 6.8	—	Subsidiaries, Significant Domestic Incorporated Subsidiaries and Significant Foreign Subsidiaries (Section 6.8)

Schedule 6.9	—	ERISA (Section 6.9)

Schedule 6.17	—	Environmental Matters (Section 6.17)

v

TERM LOAN CREDIT AGREEMENT
This TERM LOAN CREDIT AGREEMENT, dated as of October 1, 2008, is entered into by and among Woodward Governor Company, a Delaware corporation, as the Borrower and the Company, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and JPMorgan Chase Bank, National Association, as Administrative Agent for itself and the other Lenders.
In consideration of the mutual covenants herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I: DEFINITIONS
1.1. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.
As used in this Agreement:
“2008 Note Agreement” means that certain Note Purchase Agreement, dated as of October 1, 2008, by and among the Company, as the issuer of the 2008 Senior Notes, and the 2008 Senior Noteholders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“2008 Senior Noteholder” means a Person holding a 2008 Senior Note.
“2008 Senior Notes” means, collectively, the Series B Senior Notes due 2013 in an aggregate initial principal amount of $100,000,000, (ii) the Series C Senior Notes due 2015 in an aggregate initial principal amount of $50,000,000 and (iii) the Series D Senior Notes due 2018 in an aggregate initial principal amount of $100,000,000, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the 2008 Note Agreement.
“Accounting Changes” is defined in Section 10.9 hereof.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (other than transactions involving solely the Company and its Subsidiaries) (i) acquires all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Administrative Agent” means JPMorgan Chase in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to and in accordance with Article XI hereof.
“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurocurrency Rate Advances, for the same Interest Period.
“Affected Lender” is defined in Section 2.19 hereof.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than or equal to twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.
“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders, as the same may be increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan Commitment is One Hundred and Fifty Million and 00/100 Dollars ($150,000,000.00).
“Agreement” means this Term Loan Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%) per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means J.P. Morgan Securities Inc., in its capacity as lead arranger and sole bookrunner for the loan transaction evidenced by this Agreement.

“Assignment Agreement” means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.
“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than the Company or any of its Subsidiaries other than (i) the sale of inventory in the ordinary course of business, and (ii) the sale or other disposition of any obsolete, excess, damaged, redundant, unnecessary or worn-out equipment disposed of in the ordinary course of business.
“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower, acting singly.
“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
“Borrower” means the Company, together with its successors and permitted assigns, including a debtor-in-possession on behalf thereof.
“Borrowing Date” means a date on which an Advance is made hereunder and shall include any Incremental Borrowing Date.
“Borrowing/Election Notice” is defined in Section 2.7 hereof.
“Business Day” means:
(a)
for the purpose of determining the Eurocurrency Base Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England;

(b)
for the purpose of any payment to be made in Dollars, a day other than a Saturday or Sunday on (i) which banks are open in Chicago, Illinois, and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, (ii) interbank wire transfers can be made on the Fedwire system, and (iii) dealings in Dollars are carried on in the London interbank markets; and

(c)
for any other purpose, means a day other than a Saturday or Sunday on which banks are open in Chicago, Illinois, and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, and interbank wire transfers can be made on the Fedwire system.

“Buying Lender” is defined in Section 2.20(B) hereof.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.
“Capitalized Lease” of a Person means any lease of property (real, personal or a combination thereof) by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s; and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by S&P, P-2 (or better) by Moody’s, or F-2 (or better) by Fitch; provided that the maturities of such Cash Equivalents (other than as described in clause (iii) above) shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.
“Change” is defined in Section 4.2 hereof.
“Change of Control” means an event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

(b) the majority of the board of directors of the Company fails to consist of Continuing Directors; or
(c) the Company conveys, transfers or leases all or substantially all of its property to any Person (other than in a transaction in which the conditions set forth in clauses (a) and (b) would not be violated as they relate to the successor to the Company following such transaction, so long as the successor assumes all obligations and liabilities of the Company hereunder).
“Closing Date” means October 1, 2008.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.
“Commitment and Acceptance” is defined in Section 2.20(A) hereof.
“Commitment Increase Notice” is defined in Section 2.20(A) hereof.
“Company” means Woodward Governor Company, a Delaware corporation.
“Consolidated Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles).
“Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Company and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.
“Consolidated Tangible Assets” means, at a particular date, Consolidated Assets, less the value (net of applicable reserves and accumulated amortization) of all goodwill, tradenames, trademarks, patents and other like intangible assets, all as determined in accordance with Agreement Accounting Principles.
“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.
“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, providing for the guarantee of, or having the same economic effect as providing a guarantee of, any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases; provided that Contingent Obligations shall not include endorsements for collection in the ordinary course of business.
“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.
“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
“Controlled Group” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Customary Permitted Liens” means:
(i) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due and payable or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as in effect from time to time, if and to the extent that such generally accepted accounting principles so require;
(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as may be in effect from time to time, if and to the extent that such generally accepted accounting principles so require;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds;
(iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;
(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business;
(vii) Liens on deposits of cash and Cash Equivalents made to secure permitted Indebtedness in connection with Hedging Agreements permitted hereunder;
(viii) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; provided such Lien attaches solely to such goods being so imported and in respect of which such duties are owing;
(ix) any interest, Lien or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the property being leased or licensed as permitted hereunder;
(x) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto, as arising in the ordinary course of business;
(xi) Liens arising under contracts to sell goods in the ordinary course of business, including pursuant to Article 2 of the UCC;
(xii) rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depository institutions, but not securing any Indebtedness for money borrowed; and
(xiii) rights of third parties to receive assets to be transferred by the Company or any Subsidiary to such third parties pursuant to Asset Sales permitted under this Agreement.

“Default” means an event described in Article VIII hereof.
“Defaulting Lender” has the meaning given to such term in the definition of “Required Lenders”.
“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.1(B).
“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.1(B).
“Designation Agreement” is defined in Section 13.1(B).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Term Loan Termination Date.
“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.
“Dollar” and “$” means dollars in the lawful currency of the United States of America.
“Domestic Incorporated Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.
“Drawn Foreign Amount” means on any date the aggregate principal amount of obligations outstanding under the Revolving Credit Facility that are owed or guaranteed by the Foreign Subsidiaries and the aggregate stated face amount of letters of credit issued under the Revolving Credit Facility for the account of Foreign Subsidiaries.
“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) any unusual non-cash charges to the extent deducted in computing Net Income, minus (vii) any unusual non-cash gains to the extent added in computing Net Income. EBITDA shall be calculated on a pro forma basis giving effect to Material Acquisitions and Material Asset Sales on a last twelve (12) months’ basis using, for any Permitted Acquisition, historical financial statements containing reasonable adjustments satisfactory to the Administrative Agent, broken down by fiscal quarter in the Company’s reasonable judgment.

“Effective Commitment Amount” is defined in Section 2.20(A) hereof.
“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.
“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.
“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any other member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any other member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any other member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Company or any other member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the Company or any other member of the Controlled Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurocurrency Base Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, as adjusted for Reserves, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan Chase’s relevant Eurocurrency Rate Loan and having a maturity equal to such Interest Period, as adjusted for Reserves.
“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the Eurocurrency Base Rate applicable to such Interest Period plus the Applicable Eurocurrency Margin then in effect.
“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.
“Eurocurrency Rate Loan” means a Loan made on a fully syndicated basis pursuant to Section 2.1, which bears interest at the Eurocurrency Rate.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company or any Subsidiary hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of any Non-U.S. Lender, any United States withholding tax that (i) is in effect and would apply to amounts payable to such Non-U.S. Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(E), or (ii) is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(E).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any date that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” is defined in Section 2.14(C).
“Fitch” means Fitch Investors Service, L.P., together with its successors and assigns.
“Floating Rate” means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.
“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.
“Foreign Guarantor” is defined in Section 7.3(D)(v).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Incorporated Subsidiary.
“Foreign Subsidiary Investment Limitation” means (i) at any time the Leverage Ratio is equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00, aggregate Investments by the Company and its Subsidiaries in Foreign Subsidiaries, measured by the cash value at the time of Investment, shall not exceed $200,000,000 plus the Drawn Foreign Amount, and (ii) at any time the Leverage Ratio is equal to or greater than 3.00 to 1.00, aggregate Investments by the Company and its Subsidiaries in Foreign Subsidiaries, measured by the cash value at the time of Investment, shall not exceed $100,000,000 plus the Drawn Foreign Amount; provided, however, for any period during which at least 65% of the aggregate voting Equity Interests of a Foreign Subsidiary have been pledged (on a first priority basis and pursuant to agreements, documents and instruments reasonably acceptable to the Required Lenders and the other requisite creditors needed to approve amendments or modifications to the Intercreditor Agreement) to secure the Obligations and the obligations owing under and in connection with the financings subject to the Intercreditor Agreement, Investments in such Foreign Subsidiary shall not be included in any determination of compliance with the then applicable Foreign Subsidiary Investment Limitation; provided, further that any amounts of cash or property distributed as a dividend or otherwise from any Foreign Subsidiary to the Company or any Significant Domestic Incorporated Subsidiary shall be deemed to reduce the aggregate Investments in Foreign Subsidiaries by such amount. In addition to the foregoing, if, within sixty (60) days after any Investment is made in a Foreign Subsidiary and (i) a pledge as described in the first proviso of this definition is entered into with respect to the Equity Interests of the Foreign Subsidiary into which such Investment is made, (ii) the Foreign Subsidiary into which such Investment is made becomes a Foreign Guarantor, or (iii) the Company or any of its Subsidiaries issues additional Equity Interests, the proceeds of which are used to pay down outstanding Indebtedness in an amount sufficient to reduce the Leverage Ratio to a level that permits such Investment, then such Investment shall not be subject to this Foreign Subsidiary Investment Limitation.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
“Hedging Agreements” is defined in Section 7.3(M) hereof.
“Hedging Arrangements” is defined in the definition of “Hedging Obligations” below.
“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
“Incremental Borrowing Date” means any Borrowing Date upon which any Incremental Term Loans are made to the Borrower pursuant to Section 2.20 hereof.
“Incremental Term Loan” means a Term Loan made to the Borrower by the Lenders pursuant Section 2.20 hereof and resulting in the increase of the Term Loan Obligations.
“Indebtedness” of a person means, without duplication, such Person’s (i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Contingent Obligations with respect to the Indebtedness of other Persons, (vii) obligations with respect to letters of credit,

(viii) Off-Balance Sheet Liabilities, (ix) Receivables Facility Attributed Indebtedness, (x) Disqualified Stock, and (xi) net Hedging Obligations, calculated on a marked-to-market basis. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.
“Indemnified Matters” is defined in Section 10.7(B) hereof.
“Indemnitees” is defined in Section 10.7(B) hereof.
“Initial Obligor Group” means each member of the Obligor Group as of the Closing Date.
“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of October 1, 2008 (attached as Exhibit K hereto), by and among the Administrative Agent, the administrative agent under the Revolving Credit Facility, the Senior Noteholders, the 2008 Senior Noteholders and any other credit provider to the Company which may become party thereto from time to time, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Interest Expense” means, without duplication, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment, facility and letter of credit fees, Off-Balance Sheet Liabilities and net payments or receipts (if any) pursuant to Hedging Arrangements relating to interest rate protection), all as determined in conformity with Agreement Accounting Principles.
“Interest Period” means, with respect to a Eurocurrency Rate Loan, a period of one (1), two (2), three (3), six (6), or, if requested by the Borrower and consented to by the Administrative Agent, nine (9) or twelve (12) months, commencing on a Business Day selected by the Borrower on which a Eurocurrency Rate Advance is made to the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months (or, if applicable, nine (9) or twelve (12) months) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or, if applicable, ninth or twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or, if applicable, ninth or twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.
“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.
“JPMorgan Chase” JPMorgan Chase Bank, National Association, in its individual capacity, and its successors.
“Last Twelve-Month Period” means, with respect to any fiscal quarter, the four-fiscal quarter period ending on the last day of such fiscal quarter.
“Lender Increase Notice” is defined in Section 2.20 hereof.
“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3, including each of their respective successors and assigns.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.
“Leverage Ratio” is defined in Section 7.4(A) hereof.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan(s)” means, with respect to a Lender, such Lender’s Term Loans, and with respect to all of the Lenders, all of the Term Loans. For purposes of this Agreement and the other Loan Documents, “Loan(s)” and “Term Loan(s)” may be used interchangeably.
“Loan Account” is defined in Section 2.12(A) hereof.
“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.12(D), the Subsidiary Guaranty, the Intercreditor Agreement, and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby, in each case, as the same may be amended, restated or otherwise modified and in effect from time to time.
“Margin Stock” shall have the meaning ascribed to such term in Regulation U.
“Material Acquisition” means one or more related acquisitions for net consideration in excess of $20,000,000.

“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations, assets, or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform its material obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the material Obligations.
“Material Asset Sale” means any Asset Sale or series of Asset Sales the fair market value of which is equal to or greater than $20,000,000 individually or in the aggregate.
“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.
“MPC” means MPC Products Corporation, an Illinois corporation.
“MPC Acquisition” means the acquisition of the Capital Stock of each of MPC and Techni-Core by the Company pursuant to the terms the MPC Stock Purchase Agreement.
“MPC Stock Purchase Agreement” means that certain Stock Purchase Agreement made as of August 19, 2008, by and among the Company, MPC, Techni-Core, the Successor Trustees of the Joseph M. Roberti Revocable Trust dated December 29, 1992, Maribeth Gentry, as Successor Trustee of the Vincent V. Roberti Revocable Trust dated April 4, 1991 and the other holders of Capital Stock of MPC and Techni-Core listed on Schedule I thereto.
“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any member of the Controlled Group.
“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.
“Net Indebtedness” means, as of any date of determination, the excess, if any, of (i) Indebtedness of the Company and its consolidated Subsidiaries as of such date over (ii) the Unrestricted Domestic Cash Amount as of such date.
“Non-Required Lender” is defined in the definition of “Required Lender”.
“Note Agreement” means that certain Note Purchase Agreement, dated as of October 15, 2001, by and among the Company, as the issuer of the Senior Notes, and the Senior Noteholders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries to the Administrative Agent, any Lender, the Arranger, any Affiliate of the Administrative Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Subsidiary Guaranty, or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all Hedging Obligations owing under Hedging Agreements to any Lender or any Affiliate of any Lender, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.
“Obligor Group” means (a) the Borrower and (b) the Subsidiary Guarantors.
“Off-Balance Sheet Liabilities” of a person means (a) any Receivables Facility Attributed Indebtedness and repurchase obligations or liabilities of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries, (b) any liabilities of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create liabilities on the consolidated balance sheet of such Person, (c) any liabilities of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses (a) through (d), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.
“Other Taxes” is defined in Section 2.14(E)(ii) hereof.
“Participants” is defined in Section 13.2(A) hereof.
“Payment Date” means the last day of each March, June, September and December and the Termination Date; provided, that if any such date falls on a day other than a Business Day, the Payment Date shall be the immediately succeeding Business Day.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” is defined in Section 7.3(G) hereof.
“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.
“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.
“Permitted Existing Investments” means the Investments of the Company and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.
“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate maximum principal amount of and maximum unused commitments under (in each case, giving effect to any permitted increases expressly provided for therein), and accrued interest and any applicable premium and associated fees and expenses of, the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, covenants, subordination, event of default and remedies) materially less favorable to the Company than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.
“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA (but excluding Multi-Employer Plans).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Proposed New Lender” is defined in Section 2.20 hereof.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Term Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Term Loan Commitment at such time; provided, however, if all of the Term Loan Commitments are terminated pursuant to the terms of this Agreement or have been fully funded pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) such Lender’s Term Loans then outstanding, by (y) the Term Loan Obligations then outstanding.
“Purchasers” is defined in Section 13.3(A).
“Rate Option” means the Eurocurrency Rate or the Floating Rate, as applicable.
“Receivable(s)” means and includes all of the Company’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or such Subsidiary to payment for goods sold or leased or for services rendered in the ordinary course of the Company’s or such Subsidiary’s business (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.
“Register” is defined in Section 13.3(D) hereof.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.
“Replacement Lender” is defined in Section 2.19 hereof.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.
“Required Lenders” means, at any time, Lenders having Pro Rata Shares representing more than 50% of the Pro Rata Shares of all Lenders at such time, provided, however, that if any Lender shall have failed to fund its Pro Rata Share of any Term Loan requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement, and any such failure has not been cured (such Lender being a “Defaulting Lender”), then, for so long as such failure continues, “Required Lenders” means Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty percent 50% of the aggregate Pro Rata Shares of all such Lenders.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, rules, regulations and executive orders administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.
“Reserves” shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents, or any similar reserves required by any other Governmental Authority including, without limitation, requirements imposed by the Bank of England, the Financial Services Authority or the European Central Bank.
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (v) any transaction that has an effect substantially similar to the effect of any of the transactions described in the foregoing clauses (i) through (iv).
“Revolving Credit Facility” means the $225,000,000 revolving credit facility evidenced by the Second Amended and Restated Credit Agreement, dated as of October 25, 2007, by and among the Company, the lenders party thereto and JPMorgan Chase, as administrative agent thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Risk-Based Capital Guidelines” is defined in Section 4.2 hereof.
“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies, together with its successors and assigns.
“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Lender” is defined in Section 2.20(B) hereof.
“Senior Noteholder” means a Person holding a Senior Note.
“Senior Notes” means the 6.39% Senior Notes due October 15, 2011, as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the Note Agreement in an aggregate initial principal amount of $75,000,000.
“Significant Domestic Incorporated Subsidiary” means any Domestic Incorporated Subsidiary whose assets or sales represent more than 10% of the Company’s and its Subsidiaries’ Consolidated Assets or consolidated sales, with any determination of Consolidated Assets and consolidated sales based upon amounts shown in the Company’s most recently delivered annual consolidated financial statements.
“Significant Foreign Subsidiary” means any Foreign Subsidiary of the Company whose assets represent more than 10% of the Company’s and its Subsidiaries’ Consolidated Assets, with such determination of such Foreign Subsidiary’s assets and the Consolidated Assets being based upon amounts shown in the Company’s most recently delivered annual consolidated financial statements; provided that with respect to any such Foreign Subsidiary which as of the Closing Date had, and thereafter continues to have, assets representing more than 3% of the Company’s and its Subsidiaries’ Consolidated Assets, such Foreign Subsidiary shall be deemed a Significant Foreign Subsidiary.
“Significant Subsidiary” means either a Significant Domestic Incorporated Subsidiary or a Significant Foreign Subsidiary.
“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“Stock Repurchase Plan” means a formalized share repurchase plan or program approved by the board of directors of the Company and providing for the repurchase of the Capital Stock of the Company from its shareholders (either directly or through open market purchases).
“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.
“Subsidiary Guaranty” means that certain Subsidiary Guaranty, dated of even date herewith, attached hereto as Exhibit I, executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders (as the same may be amended, restated, supplemented or otherwise modified (including to add new Subsidiary Guarantors) from time to time), unconditionally guaranteeing all of the indebtedness, obligations and liabilities of the Company arising under or in connection with the Loan Documents.

“Subsidiary Guarantors” means (i) all of the Company’s Significant Domestic Incorporated Subsidiaries as of the Closing Date and (ii) all new Significant Domestic Incorporated Subsidiaries which become Subsidiary Guarantors in accordance with Section 7.2(K), in each case, together with their respective successors and assigns.
“Taxes” is defined in Section 2.14(E)(i) hereof.
“Techni-Core” means Techni-Core, Inc., a Delaware corporation.
“Termination Date” means the earliest of (a) the Term Loan Termination Date, (b) the date of termination of the Term Loan Commitments or the obligations of the Lenders to make any further Loans pursuant to Section 9.1 hereof, upon which date the Obligations may immediately become due and payable and (c) the calendar day immediately following the Closing Date if the Aggregate Term Loan Commitment in effect on the Closing Date has not been fully drawn on the Closing Date.
“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such Plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate or appoint a trustee to administer a Benefit Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.
“Term Loan” is defined in Section 2.1 hereof and shall include Incremental Term Loans made to the Borrower pursuant to Section 2.20 hereof.
“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make Term Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or the signature page of the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.
“Term Loan Obligations” means, at any particular time, the aggregate outstanding principal amount of all of the Term Loans at such time.
“Term Loan Termination Date” means October 1, 2013.
“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.
“Unfunded Liabilities” means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.
“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unrestricted Domestic Cash Amount” means, as of any date of determination, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and Cash Equivalents in excess of $10,000,000 that is on deposit with one or more Lenders in the United States of America and that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that notwithstanding the actual amount of the Unrestricted Domestic Cash Amount, no more than $20,000,000 of the Unrestricted Domestic Cash Amount may be deducted in the calculation of Net Indebtedness.
“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles as in effect from time to time.
1.2. References. Any references to Subsidiaries of the Company set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II: TERM LOAN FACILITY
2.1. Term Loans.
(A) Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make term loans (requested by the Borrower in accordance with Section 2.1(B)) to the Borrower on the Closing Date, in Dollars, in an amount not to exceed such Lender’s Term Loan Commitment at such time (each individually, a “Term Loan” and, collectively, the “Term Loans”); provided, however, that, after giving effect to such Term Loans, the aggregate principal amount of the Term Loans shall not exceed the Aggregate Term Loan Commitment as in effect immediately prior to such funding. Subject to the ability to borrow Incremental Term Loans in accordance with Section 2.20 hereof, the Borrower may not reborrow all or any portion of any Term Loan once repaid, and each Lender’s Term Loan Commitment shall be permanently reduced by the amount of any Term Loan made by it hereunder. In addition, if the Term Loan Commitments are not fully funded on the Closing Date, they shall immediately expire on the immediately succeeding calendar day; provided, that Term Loan Commitments that arise pursuant to Section 2.20 shall expire as described therein. Each Advance under this Section 2.1 shall consist of Term Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.
(B) Borrowing/Election Notice. In accordance with Section 2.13, the Borrower may telephonically request Advances hereunder, provided, however, that immediately following any telephonic request the Borrower shall deliver to the Administrative Agent a written confirmation of such telephonic request. If a telephonic request is not made with respect to any Advance in accordance with Section 2.13, then the Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request such Advance. In either case, the Administrative Agent shall promptly notify each Lender of such request.
(C) Making of Term Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Term Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Term Loan. Each Lender shall make available to the Administrative Agent its Term Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in Chicago, Illinois on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on such Borrowing Date.
2.2. Intentionally Omitted.
2.3. Rate Options for all Advances; Maximum Interest Periods. The Term Loans may be allocated as Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.9. The Borrower may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to portions of the Term Loans; provided, that there shall be no more than five (5) Interest Periods in effect with respect to all of the Loans at any time.

2.4. Optional and Mandatory Payments. (a) The Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of its outstanding Floating Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof. Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, if less, in the full amount of any Loan), provided, that Borrower may not so prepay Eurocurrency Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment.
(b) The Borrower shall repay the outstanding principal amount of the Term Loans in quarterly installments of $1,875,000 per quarter payable on each Payment Date commencing with March 31, 2009 and continuing thereafter, with any remaining outstanding principal balance of the Term Loans and all other outstanding Obligations being due on the Termination Date.
2.5. Intentionally Omitted.
2.6. Method of Borrowing. Not later than 1:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Term Loan in immediately available funds in Dollars to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
2.7. Method of Selecting Types, Currency and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period applicable to each Advance (including the initial Term Loan) from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 12:00 noon (Chicago time) (a) on the Borrowing Date of each Floating Rate Advance, and (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurocurrency Rate Advance, the Interest Period applicable thereto. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance.

2.8. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof; provided, however, that any Floating Rate Advance made after the Closing Date may be in the amount of Term Loan Obligations not then otherwise allocated to any Eurocurrency Rate Advance.
2.9. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.
(A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loan; provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.
(B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans. Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan.
(C) No Conversion Post-Default; Limited Conversion Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), (x) no Loan may be converted into or continued as a Eurocurrency Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing and (y) no Loan may be converted into or continued as a Eurocurrency Rate Loan with an Interest Period greater than one month (except with the consent of the Required Lenders) when any Unmatured Default has occurred and is continuing.
(D) Borrowing/Election Notice. Subject to clause (B) above, the Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 12:00 noon (Chicago time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurocurrency Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.
2.10. Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, and (ii) in the case of any other amount, 2% plus the rate applicable to Floating Rate Loans.

2.11. Method of Payment. All payments of principal, interest, fees, and commissions hereunder shall be made in Dollars, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Chicago time) the preceding Business Day, and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Any payment owing by the Borrower to a Lender shall be deemed to have been paid to such Lender by the Borrower upon the Administrative Agent’s receipt of such payment from the Borrower. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with JPMorgan Chase for each payment of principal, interest, fees, and commissions as it becomes due hereunder; provided, that the Administrative Agent promptly notifies the Borrower thereof.
2.12. Evidence of Debt.
(A) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the indebtedness of the Borrower to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(B) Register. The Register maintained by the Administrative Agent pursuant to Section 13.3(D) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.
(C) Entries in Loan Account and Register. The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, gross negligence or willful misconduct, unless the Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within forty-five (45) days of the Borrower’s receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(D) Notes Upon Request. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit J to evidence such Lender’s Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to the order of such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.13. Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend the initial Term Loan and Incremental Term Loans, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer (or such other officer designated in writing to the Administrative Agent by an Authorized Officer so long as such other officer is also permitted to make such delivery under the Borrower’s organizational documents), of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error, gross negligence or willful misconduct. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.
2.14. Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.
(A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.
(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurocurrency Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligations become due and payable (whether by acceleration or otherwise).
(C) Fees. The Company agrees to pay to the Administrative Agent or the Arranger the fees set forth in the letter agreement between the Administrative Agent, the Arranger and the Company dated August 19, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”), payable at the times and in the amounts set forth therein.

(D) Interest and Fee Basis; Applicable Eurocurrency Margin.
(i) Interest on all Eurocurrency Rate Loans and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.
(ii) The Applicable Eurocurrency Margin shall be determined on the basis of the then applicable Leverage Ratio as described in this Section 2.14(D)(ii), from time to time by reference to the following table:

		Level II	Level III	Level IV	Level V
		Status	Status	Status	Status
	Level I	(Leverage	(Leverage	(Leverage	(Leverage
	Status	Ratio is	Ratio is	Ratio is	Ratio is	Level VI
	(Leverage	greater	greater	greater	greater	Status
	Ratio is	than 1.0 to	than 1.5 to	than 2.0 to	than 2.5 to	(Leverage
	less than	1.0 and less	1.0 and	1.0 and less	1.0 and less	Ratio is
	or equal	than or	less than	than or	than or	greater
Applicable	to 1.0 to	equal to	or equal to	equal to 2.5	equal to 3.0	than 3.0 to
Margin	1.0)	1.5 to 1.0)	2.0 to 1.0)	to 1.0)	to 1.0 )	1.0)
Eurocurrency Margin	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
For purposes of this Section 2.14(D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(A). Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable Eurocurrency Margin shall be adjusted, such adjustment being effective five (5) Business Days following the day such financial statements and compliance certificates are required to be delivered pursuant to Section 7.1(A); provided, that if the Company shall not have timely delivered its financial statements and compliance certificates in accordance with the applicable provisions of Section 7.1(A), and such failure continues for five (5) days after notice from the Administrative Agent to the Company, then, at the discretion of the Required Lenders, commencing on the date upon which such financial statements and compliance certificates should have been delivered and continuing until five (5) days after such financial statements and compliance certificates are actually delivered, it shall be assumed for purposes of determining the Applicable Eurocurrency Margin that the Leverage Ratio was greater than 3.0 to 1.0 and Level VI pricing shall be applicable.

(iii) Notwithstanding anything herein to the contrary, from the Closing Date through the fifth (5th) Business Day following the earlier of (x) the day financial statements are required to be delivered pursuant to Section 7.1(A) for the fiscal quarter ending December 31, 2008 and (y) the date such financial statements are in fact delivered, the Applicable Eurocurrency Margin shall be determined based upon a Leverage Ratio equal to Level III.
(E) Taxes.
(i) Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Term Loan Commitments, or the Loans being hereinafter referred to as “Taxes”). If the Borrower or the Administrative Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority or other authority in accordance with applicable law. If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Term Loan Commitments of such Lender.

(ii) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Term Loan Commitments, or the Loans (other than Excluded Taxes, collectively, the “Other Taxes”).
(iii) The Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may reasonably be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled. In the event such Lender or the Administrative Agent receives any such tax credit, such Lender or the Administrative Agent shall pay to the Borrower such amount (if any) not exceeding the increased amount paid by the Borrower to, or on behalf of, such Lender or the Administrative Agent that is allocable to such increased amount. Any of the Administrative Agent or any Lender requesting compensation under this Section 2.14(E) shall use its reasonable efforts to notify the Borrower (with a copy to the Administrative Agent) in writing of the event giving rise to such demand for compensation not more than ninety (90) days following the date upon which the responsible account officer for the Administrative Agent or the applicable Lender knows of such event. Such written demand shall be rebuttably presumed correct for all purposes. If any Lender or the Administrative Agent demands compensation under this Section 2.14(E) more than ninety (90) days following the date upon which a responsible account officer for such Lender or the Administrative Agent knows that Taxes or Other Taxes have begun to accrue with respect to which such Lender or the Administrative Agent is entitled to compensation under this Section 2.14(E), then any Taxes or Other Taxes attributable to the period prior to the ninety (90) day period immediately preceding the date on which such Lender or the Administrative Agent provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrower under this Section 2.14(E).

(iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.
(v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, and the termination of this Agreement for a period of one year.
(vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN, or (B) IRS Form W-8ECI, or in either case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(1), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 2.14(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Borrower and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).
Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld. Notwithstanding any other provision of this Section 2.14(E), the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnify any Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of

(x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of the Company or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Company.
(vii) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this Section 2.14(E), shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) the Borrower shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.
(viii) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14(E), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14(E) giving rise to such refund), net of all expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.15. Notifications. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing/Election Notice and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time upon reasonable written notice thereof to the Company. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
2.17. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.18. Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, and (B) all financing arrangements among the Borrower and the Lenders shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being requested generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, (iv) invoked Section 10.2, or (v) failed to consent to a waiver or amendment hereto which has otherwise been consented to by the Required Lenders, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Term Loan Commitment, if any, and, all Loans owing to it), in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

2.20. Increase of Term Loan Obligations. (A) At any time and from time to time, the Company may request (in consultation with the Administrative Agent) Incremental Term Loans without the prior written consent of any of the non-participating Lenders, provided, that, (a) the maximum Term Loans Obligations outstanding hereunder during the term of this Agreement shall at no time exceed $200,000,000; (b) the Company shall not be entitled to make such request more than twice; (c) the Incremental Term Loans shall rank pari passu in right of payment and of security (if any) with the initial Term Loans; (d) the Incremental Term Loans shall not mature earlier than the Term Loan Termination Date; (e) the Applicable Eurocurrency Margin for all Incremental Term Loans shall equal or be less than the Applicable Eurocurrency Margin for the initial Term Loans; and (f) except as otherwise set forth in this Section 2.20, the Incremental Term Loans shall be treated substantially the same as the initial Term Loans (in each case, including with respect to mandatory and voluntary prepayments and scheduled amortization payments); provided, that any up-front fees paid in connection with such Incremental Term Loans shall be determined by the Borrower and the Lenders participating in such Incremental Term Loans, and need not match those paid to the Lenders holding initial Term Loans. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Term Loan Obligations, and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Term Loans bear to the Term Loan Obligations in the aggregate. No Lender shall have any obligation to commit to making Incremental Term Loans after the Closing Date or to increase its share of the Term Loan Obligations pursuant to a Commitment Increase Notice. On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount of Incremental Term Loans which it is willing to make in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any request to make Incremental Term Loans and increase its share of the Term Loan Obligations. In the event that proposed increases in the Term Loan Obligations as requested in the Lender Increase Notices exceed the amount requested by the Company in the Commitment Increase Notice, the Administrative Agent and the Arranger shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company’s Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld). If the Company shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Term Loan Commitment and the aggregate principal amount of its Term Loans resulting therefrom (the “Effective Commitment Amount”), and the new amount of Term Loan Obligations after giving effect to such Term Loans. The new Term

Loan Commitments shall be effective on the following Business Day and all Incremental Term Loans in respect thereof (subject to the satisfaction of all conditions to funding set forth in this Agreement) shall be made on the following Business Day. Any increase in the Term Loan Obligations shall be subject to the following conditions precedent: (i) the Company shall have obtained the consent thereto of any guarantor of the Obligations and its reaffirmation of the Loan Document(s), if any, executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (ii) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Term Loan Obligations, all representations and warranties shall be true and correct in all material respects as though made on such date (other than those which expressly speak to an earlier date) and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (iii) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Term Loan Commitment” in support of such increase in the Term Loan Obligations shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”) substantially in the form of Exhibit M hereto, and (iv) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article V or that the Administrative Agent shall have reasonably requested in connection with such increase. In the event any provision of a Commitment and Acceptance shall be inconsistent with any provision of this Agreement, then this Agreement shall govern. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Company. Upon satisfaction of the conditions precedent to any increase in the Term Loan Obligations, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Term Loan Obligations that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Term Loan Commitment or make Incremental Term Loans hereunder at any time.
(B) For purposes of this Section 2.20(B), (i) the term “Buying Lender(s)” shall mean each Lender and New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (ii) the term “Selling Lender(s)” shall mean each Lender whose aggregate Term Loan principal amount is not being increased from that in effect prior to such increase in the Term Loan Obligations. Effective on the effective date of any increase in the Term Loan Obligations pursuant to Section 2.20(A) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Term Loans and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Term Loans shall equal such Selling Lender’s Pro Rata Share (as calculated after giving effect to such increase) of the Term Loan Obligations. Effective on the effective date of the increase in the Term Loan Obligations pursuant to Section 2.20(A) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Term Loans purchased hereby shall equal the amount necessary so that, from and after such payments, each Buying

Lender’s outstanding Term Loans shall equal such Buying Lender’s Pro Rata Share of the outstanding Term Loans (as determined after giving effect to such increase). Such amount shall be payable on the effective date of the increase in the Term Loan Outstandings by wire transfer of immediately available funds to the Administrative Agent. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Term Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Term Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurocurrency Rate Loan hereunder on the terms and in the manner as set forth in Article IV.
ARTICLE III: INTENTIONALLY OMITTED
ARTICLE IV: CHANGE IN CIRCUMSTANCES
4.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date the relevant Lender became a party to this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,
(A) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.14(E), and excluding any other taxes for which such Lender has been reimbursed by the Borrower), or changes the basis of taxation of payments to any Lender in respect of its Term Loan Commitment, Loans, or other amounts due it hereunder, or
(B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Term Loan Commitment or Loans, or

(C) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Term Loan Commitment, or the Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its Term Loan Commitment or Loans, by an amount deemed material by such Lender;
and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Term Loan Commitment or Loans, or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, and its Term Loan Commitment; provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this Section 4.1 incurred more than 90 days prior to the date of the relevant Lender’s demand therefor.
4.2. Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Term Loan Commitment or Loans, or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this Section 4.2 incurred more than 90 days prior to the date of the relevant Lender’s demand therefor. “Change” means (i) any change after the date the relevant Lender became a party to this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date the relevant Lender became a party to this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date the relevant Lender became a party to this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date the relevant Lender became a party to this Agreement.

4.3. Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Loans are not available or (y) the interest rate applicable to Eurocurrency Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.
4.4. Funding Indemnification. Subject to Section 2.4(B), if any payment of a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurocurrency Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Rate Loan.
4.5. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender. Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2, or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive, and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under Sections 2.14(E), 4.1, 4.2, or 4.4 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE V: CONDITIONS PRECEDENT
5.1. Initial Advances. The Lenders shall not be required to make the initial Loans unless the Company has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
(1) Copies of the Certificate of Incorporation (or other comparable constituent document) of each member of the Initial Obligor Group, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization;
(2) Copies, certified by the Secretary or Assistant Secretary of each member of the Initial Obligor Group, of its By-Laws (or other comparable governing document) and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

(3) An incumbency certificate, executed by the Secretary or Assistant Secretary of each member of the Initial Obligor Group, which shall identify by name and title and bear the signature of the officers of the members of the Initial Obligor Group authorized to sign the Loan Documents (and, in the case of the Borrower, to make borrowings hereunder), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Company;
(4) A certificate, in form and substance satisfactory to the Administrative Agent, signed by the chief financial officer of the Company, stating that on the date of this Agreement all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) and no Default or Unmatured Default has occurred and is continuing;
(5) Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer;
(6) Receipt in cash of the fees agreed to in the Fee Letter;
(7) The written opinions of the Borrower’s and the Subsidiary Guarantors’ counsel in the forms of the opinions attached hereto as Exhibit E, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and its counsel, with respect to (without limitation) the due authorization, execution and enforceability of this Agreement and the other Loan Documents;
(8) The Subsidiary Guaranty, in the form attached hereto as Exhibit I, executed by each Subsidiary Guarantor;
(9) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, each document reflected on the List of Closing Documents attached as Exhibit F to this Agreement; and
(10) Evidence that the conditions precedent to the closing of the MPC Acquisition, other than the payment of the purchase price, have been met and that the MPC Acquisition will be consummated concurrently with the making of the initial Loans.

5.2. Term Loans. The Lenders shall not be required to make any Term Loan to the Borrower (including Incremental Term Loans) unless on the applicable Borrowing Date:
(A) There exists no Default or Unmatured Default;
(B) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date); and
(C) The Term Loan Obligations, after giving effect to the applicable Advance, shall not exceed the Term Loan Commitments of the Lenders.
Each Borrowing/Election Notice with respect to each such Term Loan or Incremental Term Loan to be made on such Borrowing Date shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied. For the avoidance of doubt, this Section 5.2 does not apply to the conversion or continuation of any existing Term Loan.
ARTICLE VI: REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date reaffirmed as required by Section 5.2:
6.1. Organization; Corporate Powers. Each of the Borrower and its Significant Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.
6.2. Authority; Enforceability.
(A) Each of the Borrower and each other member of the Obligor Group has the requisite power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement and the other Loan Documents.
(B) The execution, delivery, and performance of each of the Loan Documents which have been executed as required by this Agreement, the other Loan Documents or otherwise to which the Borrower or any other member of the Obligor Group is party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate, partnership or limited liability company acts (including any required shareholder or partner approval) of the Borrower and/or such other member of the Obligor Group.

(C) Each of the Loan Documents to which the Borrower or any other member of the Obligor Group is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles).
6.3. No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Obligor Group is a party do not and will not (i) conflict with the certificate or articles of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization or formation, by-laws, operating agreement or other management agreement (or other applicable constituent documents) of the Borrower or any other member of the Obligor Group, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such other member of the Obligor Group, or require termination of any Contractual Obligation, except such breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any other member of the Obligor Group, other than Liens permitted or created by the Loan Documents. Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Obligor Group is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
6.4. Financial Statements. The consolidated financial statements of the Company and its Subsidiaries at and for the year ended September 30, 2007 heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operation of the Company and its Subsidiaries at September 30, 2007 and the consolidated results of their operations for the period then ended.
6.5. No Material Adverse Change. Since September 30, 2007, except as disclosed (x) in any of the Company’s Form 10-Q, 10-K, or 8-K filings with the Commission subsequent to September 30, 2007 but prior to the Closing Date, or (y) in any letter or confidential offering memorandum delivered by the Company to the Administrative Agent and the Lenders prior to the Closing Date, there has occurred no change in the business, properties, financial condition, performance, or results of operations of the Company and its Subsidiaries taken as a whole, or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

6.6. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all federal and other material tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith and reserved for in accordance with generally accepted accounting principles as in effect from time to time (if and to the extent so required), have paid or caused to be paid all taxes as shown on said returns or any assessment received by it, to the extent that such taxes have become due.
6.7. Litigation; Loss Contingencies and Violations. There is no action, suit, proceeding, arbitration or, to the Borrower’s knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower’s knowledge, threatened in writing against the Company, any of its Subsidiaries or any property of any of them which could reasonably be expected to have a Material Adverse Effect.
6.8. Subsidiaries. As of the Closing Date, Schedule 6.8 to this Agreement (i) contains a description of the corporate structure of the Company, its Subsidiaries and any other Person in which the Company or any of its Subsidiaries holds a material Equity Interest; and (ii) accurately sets forth (A) the correct legal name and the jurisdiction of organization, (B) a listing of all of the Company’s Significant Subsidiaries, (C) the authorized, issued and outstanding shares of each class of Capital Stock of each of the Company’s Subsidiaries and the owners of such shares, and (D) a summary of the direct and indirect partnership, joint venture, or other material Equity Interests, if any, which the Company and each Subsidiary of the Company holds in any Person that is not a corporation. Except as disclosed on Schedule 6.8, none of the issued and outstanding Capital Stock of the Company or any of the Company’s Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.
6.9. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect or a Default. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a Default. Neither the Company nor any member of the Controlled Group has failed to make an installment or any other payment which could result in a lien under Section 412(n) of the Code.
6.10. Accuracy of Information. The information, exhibits and reports furnished by the Borrower and any of its Significant Subsidiaries, or by the Company on behalf of any of its Significant Subsidiaries, to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Company and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof (excluding any forecasts and projections of financial information and results submitted to any Lender as works in process or as materials not otherwise required to be submitted to the Commission), taken as a whole, do not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

6.11. Securities Activities. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
6.12. Material Agreements.
(a) Neither the Borrower nor any of the Borrower’s Subsidiaries is a party to or subject to any Contractual Obligation, which, as of such date, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(b) No member of the senior management of either the Borrower or any of its Subsidiaries has received written notice that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation to which it is a party, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.
6.13. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
6.14. Assets and Properties. Each of the Borrower and its Significant Subsidiaries has good and sufficient title to all of its material real and personal properties owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C), and except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.
6.15. Statutory Indebtedness Restrictions. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, or the Investment Company Act of 1940, or any other foreign, federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.
6.16. Labor Matters. To the knowledge of the Borrower, no attempt to organize the employees of the Company or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, is pending, or, to the Company’s or such Subsidiaries’ knowledge, threatened, planned or contemplated which would reasonably be expected to have a Material Adverse Effect.

6.17. Environmental Matters.
(A) Except as disclosed on Schedule 6.17 to this Agreement,
(i) the operations of the Company and its Subsidiaries comply in all material respects with all Environmental, Health or Safety Requirements of Law;
(ii) the Company and its Subsidiaries have all material permits, licenses or other authorizations required under all Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;
(iii) neither the Company, any of its Subsidiaries nor any of their respective present property or operations, or, to the Company’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Company or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;
(iv) there is not now, nor to the Company’s or any of its Subsidiaries’ knowledge has there ever been, on or in the property of the Company or any of its Subsidiaries any material landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any material polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any material asbestos containing material; and
(v) to the knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.
(B) For purposes of this Section 6.17 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $20,000,000.
6.18. Insurance. The Company maintains, and has caused each Significant Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

ARTICLE VII: COVENANTS
The Company covenants and agrees that so long as any Term Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:
7.1. Reporting. The Company shall:
(A) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which copies shall be distributed to the Lenders by the Administrative Agent):
(i) Quarterly Reports. As soon as practicable, and in any event no later than the earlier to occur of (x) the sixtieth (60th) day after the end of each of the first three fiscal quarters of each fiscal year of the Company, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related statement of consolidated earnings of the Company and its Subsidiaries for such fiscal quarter and the related statements of consolidated earnings and consolidated cash flows of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Company on behalf of the Company as fairly presenting in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with generally accepted accounting principles as in effect from time to time, subject to normal year-end audit adjustments and the absence of footnotes. With respect to any fiscal quarter, if all of the foregoing information is fairly, accurately and completely set forth in the Company’s Form 10-Q filing with the Commission for such fiscal quarter, the Company may deliver such Form 10-Q filing in lieu of a separate report setting forth such information; provided, however, that the Company must comply with the foregoing timing requirements for such delivery whether constituting a Form 10-Q filing or another report and must deliver any corresponding compliance certificates hereunder when due.
(ii) Annual Reports. As soon as practicable, and in any event no later than the earlier to occur of (x) the one-hundredth (100th) day after the end of each fiscal year of the Company, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated cash flows of the Company and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and (b) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles as in effect from time to time and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (ii) shall be accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default under Section 7.4, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist under Section 7.4, stating the nature and status thereof. With respect to any fiscal year, if all of the foregoing information is fairly, accurately and completely set forth in the Company’s Form 10-K filing with the Commission for such fiscal year, the Company may deliver such Form 10-K filing in lieu of a separate report setting forth such information; provided, however, that the Company must comply with the timing requirements for such delivery whether constituting a Form 10-K filing or another report and must deliver any corresponding compliance certificates hereunder when due.
(iii) Officer’s Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate of the Company, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Company’s chief financial officer, (1) demonstrating compliance, when applicable, with the provisions of Section 7.4, and (2) calculating the Leverage Ratio for purposes of determining the then Applicable Eurocurrency Margin.
(B) Notice of Default. Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice to any Authorized Officer with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Authorized Officer of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Company shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Company has taken, is taking and proposes to take with respect thereto.
(C) Lawsuits. (i) Promptly upon any Authorized Officer obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $15,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.
(D) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Company’s expense, the following information and notices as soon as reasonably possible, and in any event:
(i) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Company or its Subsidiaries to liability individually or in the aggregate in excess of $20,000,000, a written statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;
(ii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Company or a member of the Controlled Group with respect to such request within ten (10) Business Days such communication is received;
(iii) within ten (10) Business Days after the Company or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter; and
(iv) within ten (10) Business Days after the Company or any member of the Controlled Group fails to make a required installment or any other required payment to a Benefit Plan which could result in the imposition of a lien under Section 412(a) of the Code, a notice thereof.
For purposes of this Section 7.1(D), the Company and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Company or any member of the Controlled Group is the plan sponsor.

(E) Labor Matters. Notify the Administrative Agent and the Lenders in writing, promptly upon an Authorized Officer of the Company learning of (i) any material labor dispute to which the Company or any of its Significant Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities, which dispute would reasonably be expected to have a Material Adverse Effect and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Company or any of its Significant Subsidiaries which would reasonably be expected to have a Material Adverse Effect.
(F) Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or written communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Company to the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $15,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders, and (ii) a copy of each written notice or other written communication received by the Company from the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $15,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Company.
(G) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of (i) all financial statements, reports and material written notices, if any, sent by the Company to its securities holders or filed with the Commission by the Company, and (ii) all notifications received from the Commission by the Company or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Company shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Company to the public concerning material developments in the business of the Company or any such Subsidiary.
(H) Environmental Notices. As soon as possible and in any event within twenty (20) days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Significant Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Significant Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Company or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Company or any of its Significant Subsidiaries to liability individually or in the aggregate in excess of $20,000,000.
(I) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company, any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

7.2. Affirmative Covenants.
(A) Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(I), the Company shall, and shall cause each of its Significant Subsidiaries to, at all times maintain its valid existence and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, unless, in the good faith judgment of the Company, the failure to preserve any such rights or franchises would not reasonably be expected to have a Material Adverse Effect.
(B) Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Significant Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or would reasonably be expected to have a Material Adverse Effect.
(C) Compliance with Laws, Etc. The Company shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law (including, without limitation, Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002) and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply with such Requirements of Law or such covenants or to obtain or maintain such permits would not reasonably be expected to have a Material Adverse Effect.
(D) Payment of Taxes and Claims; Tax Consolidation. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Company’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if (x) being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles as in effect from time to time shall have been made therefor, or (y) the nonpayment of all such taxes, assessments and other governmental charges would not reasonably be expected to have a Material Adverse Effect.
(E) Insurance. The Company shall maintain for itself and its Significant Subsidiaries, or shall cause each of its Significant Subsidiaries to maintain in full force and effect, such insurance policies and programs as reflect coverage that is reasonably consistent with prudent industry practice for companies operating in the same or similar locations.

(F) Inspection of Property; Books and Records; Discussions. The Company shall permit and cause each of the Company’s Significant Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Company or any of its Significant Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Company shall keep and maintain, in all material respects, proper books of record and account on a consolidated basis in which entries in material conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. The Company shall cause each of its Significant Subsidiaries to keep and maintain, in all material respects, proper books of record and account. If a Default has occurred and is continuing, the Company, upon the Administrative Agent’s request, shall provide copies of such records to the Administrative Agent or its representatives.
(G) ERISA Compliance. The Company shall, and shall cause each of its Subsidiaries to, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, unless the failure to maintain, operate and comply with the foregoing, as applicable, would not reasonably be expected to subject Company or its Subsidiaries to a liability in excess of $20,000,000.
(H) Maintenance of Property. The Company shall cause all material property used in the conduct of its business or the business of any Significant Subsidiary to be maintained and kept in adequate condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 7.2(H) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.
(I) Environmental Compliance. The Company and its Significant Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $20,000,000.
(J) Use of Proceeds. The Borrower shall use the proceeds of the Term Loans for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to consummate the MPC Acquisition and other Permitted Acquisitions). The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

(K) Subsidiary Guarantees. The Company will, including in connection with a Permitted Acquisition, (a) cause each Domestic Incorporated Subsidiary that becomes a Significant Domestic Incorporated Subsidiary after the Closing Date to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within sixty (60) days after becoming a Significant Domestic Incorporated Subsidiary, an executed Supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Annex I-1 to the Subsidiary Guaranty (whereupon such Subsidiary shall become a “Subsidiary Guarantor” under this Agreement), and (b) deliver and cause each such Domestic Incorporated Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation in connection therewith as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Upon the Company’s written request of and certification to the Administrative Agent that a Domestic Incorporated Subsidiary is no longer a Significant Domestic Incorporated Subsidiary, the Administrative Agent, as contemplated in the Subsidiary Guaranty shall release such Domestic Incorporated Subsidiary from its duties and obligations under the Subsidiary Guaranty, provided, that if such Domestic Incorporated Subsidiary subsequently re-qualifies as a Significant Domestic Incorporated Subsidiary, it shall be required to re-execute the Subsidiary Guaranty.
7.3. Negative Covenants.
(A) Indebtedness. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(i) the Obligations;
(ii) Permitted Existing Indebtedness;
(iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;
(iv) Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);
(v) Indebtedness arising from intercompany loans and advances; provided, that, except with respect to Indebtedness under a securitization transaction, the aggregate principal amount of intercompany loans and advances to Affiliates which are not members of the Obligor Group from Affiliates which are members of the Obligor Group (in each case, as determined at the time such intercompany loan is made) shall not exceed 10% of Consolidated Tangible Assets at any time outstanding; provided further, that such intercompany loans and advances shall be subject to the subordination provisions of Section 10.14 of this Agreement and Section 6 of the Subsidiary Guaranty, in each case, to the extent applicable in such circumstance.
(vi) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(M);
(vii) Guarantees of Indebtedness permitted hereunder;
(viii) Indebtedness of any Person acquired pursuant to a Permitted Acquisition, so long as such Indebtedness was not incurred in contemplation of such acquisition;

(ix) Indebtedness that is subordinated to the Obligations pursuant to an agreement reasonably acceptable to the Administrative Agent;
(x) Indebtedness consisting of promissory notes issued to redeem Equity Interests of the Company permitted hereby;
(xi) Indebtedness with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business;
(xii) Indebtedness evidenced by the Senior Notes or the 2008 Senior Notes (including any Indebtedness of the Subsidiary Guarantors arising under a guaranty of the Senior Notes or the 2008 Senior Notes), and Indebtedness evidenced by the Revolving Credit Facility (including any increases pursuant to Section 2.22 thereof and including any Indebtedness of the Subsidiary Guarantors arising under a guaranty of the obligations thereunder);
(xiii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Subsidiaries to finance the acquisition of assets used in its business, if (1) at the time of such incurrence no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable assets on the date acquired, (3) such Indebtedness does not exceed $20,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 7.3(C);
(xiv) Receivables Facility Attributed Indebtedness in an aggregate amount not to exceed $75,000,000 at any time;
(xv) other Indebtedness in addition to that referred to elsewhere in this Section 7.3(A) incurred and maintained by the Company and its Subsidiaries; provided that the incurrence and maintenance of such additional Indebtedness does not cause a violation of the Leverage Ratio as most recently calculated hereunder; and provided further that no Default or Unmatured Default shall have occurred and be continuing at the date of such incurrence or would result therefrom; and
(xvi) Permitted Refinancing Indebtedness.
(B) Sales of Assets. Neither the Company nor any of its Significant Subsidiaries shall consummate any Asset Sale, except:
(i) transfers of assets between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company not otherwise prohibited by this Agreement;
(ii) sales of inventory in the ordinary course of business;

(iii) the disposition in the ordinary course of business of equipment or property that is obsolete, excess, or no longer used or useful in the Company’s or any Subsidiary’s business or of any asset in exchange for, or the proceeds of which shall be used to acquire, any replacement asset useful in the business of the Company or any Subsidiary;
(iv) sales, transfers or assignments of Receivables in connection with receivables purchase facilities; provided, that the aggregate amount of Receivables Facility Attributed Indebtedness arising in connection therewith does not exceed amounts permitted under Section 7.3(A)(xiv);
(v) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;
(vi) sales, transfers, leases and other dispositions of property that are (x) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (y) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Company or any Subsidiary (including in connection with an acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger or (z) another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);
(vii) leases entered into in the ordinary course of business, and sale and leaseback transactions, in each case, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries and the sale of such assets and the related Indebtedness under any resulting Capitalized Lease would otherwise be permitted hereunder;
(viii) sales, transfers, licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries;
(ix) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary; and
(x) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Company’s management or board of directors) and (b) when combined with all such other transactions pursuant to this Section 7.3(B)(x) (each such transaction being valued at book value) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 15% of the aggregate book value of Consolidated Assets as of the end of the immediately preceding fiscal year. If the proceeds resulting from an Asset Sale are used by the Company or the applicable Subsidiary within 180 days of the date on which such proceeds arose to acquire property useful in such Person’s business, then, only for purposes of determining compliance with this Section 7.3(B)(x), such Asset Sale shall not be included in such determination.

(C) Liens. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:
(i) Liens created by the Loan Documents or otherwise securing the Obligations;
(ii) Permitted Existing Liens;
(iii) Customary Permitted Liens;
(iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Company’s acquisition thereof) securing Indebtedness permitted pursuant to Section 7.3(A)(viii) or (xiii); provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capitalized Lease;
(v) Liens with respect to property acquired by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired;
(vi) Liens with respect to property of any Person the Capital Stock of which is acquired (directly or indirectly) by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that (x) such Liens (other than Liens of the type described in clause (iv) above) shall extend only to the property of such Person, (y) such Liens shall secure Indebtedness permitted hereunder not in excess of $35,000,000 in the aggregate and (z) the Company or the applicable Subsidiary shall cause such Liens to be terminated within sixty (60) days of the date on which such Permitted Acquisition is consummated;
(vii) Liens arising under or in connection with the Senior Notes, the 2008 Senior Notes, the Revolving Credit Facility, the 2008 Note Agreement, the Note Agreement and any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, the collateral securing the Liens of such creditors also secures the Obligations, and the Liens of such creditors are pari passu to the Liens securing the Obligations to the extent that the collateral securing such Liens also secures the Obligations;

(viii) Liens securing Receivables Facility Attributed Indebtedness permitted under Section 7.3(A);
(ix) Liens securing Hedging Obligations pursuant to Hedging Arrangements entered into by the Company and its Subsidiaries in the ordinary course of business and permitted hereby; and
(x) other Liens in addition to those described in Sections 7.3(C)(i) through (ix) securing Indebtedness not to exceed $20,000,000 in the aggregate.
In addition, other than such restrictions contained in agreements of the type set forth in clauses (i) — (x) of Section 7.3(L) below, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Lenders, as collateral for the Obligations. Notwithstanding the foregoing, any such agreement, note, indenture or other instrument may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Lenders, as collateral for the Obligations, so long as such prohibition does not apply if the Senior Noteholders, the 2008 Senior Noteholders, the lenders under the Revolving Credit Facility and the lenders or creditors under any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, shall be provided with a Lien that is equal and ratable with the Lien provided to the Administrative Agent for the benefit of itself and the Lenders.
(D) Investments. Except to the extent permitted pursuant to paragraph (G) below, neither the Company nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:
(i) Investments in cash and Cash Equivalents;
(ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;
(iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(iv) Investments consisting of deposit accounts maintained by the Company and its Subsidiaries;

(v) Investments in (i) Domestic Incorporated Subsidiaries or (ii) Foreign Subsidiaries which provide a guarantee (including gross-up amounts for any withholding taxes or capital charges) of the Obligations (as distinguished from solely guaranteeing Drawn Foreign Amounts) (each such Foreign Subsidiary, a “Foreign Guarantor”), so long as any guarantee payments made in connection with such guarantee can be shared and applied in accordance with the requirements of the Intercreditor Agreement; provided, however, that any Investment constituting a Permitted Acquisition shall be governed by clause (vii) below and not this clause (v);
(vi) Investments in Foreign Subsidiaries which are not Foreign Guarantors, subject to the Foreign Subsidiary Investment Limitation, if applicable; provided, that (x) intercompany loans permitted pursuant to Section 7.3(A)(v) and assets of Foreign Subsidiaries (other than assets directly or indirectly contributed to such Foreign Subsidiaries by the Company and/or the Significant Domestic Incorporated Subsidiaries after the Closing Date) which are used to make Investments in other Foreign Subsidiaries shall not be included in determining compliance with this clause (vi), (y) prior to consummating any Investment in a Foreign Subsidiary in an amount in excess of $50,000,000, the Company shall demonstrate to the Administrative Agent’s satisfaction the Company’s and its Subsidiaries’ pro forma compliance or planned pro forma compliance with this clause (vi), and (z) any Investment constituting a Permitted Acquisition shall be governed by clause (vii) below and not this clause (vi);
(vii) Investments constituting Permitted Acquisitions; provided, that the Leverage Ratio will not exceed 3.35 to 1.00 after giving effect to any such Permitted Acquisition in excess of $100,000,000 (as demonstrated by the Company on a pro forma basis to the Administrative Agent’s satisfaction); provided, further, that if a Foreign Subsidiary (the “Acquiring Foreign Subsidiary”) Acquires another Person that becomes a Foreign Subsidiary (the “Target Sub”) as a result of such Acquisition, and the Equity Interests of the Target Sub are transferred in their entirety by the Acquiring Foreign Subsidiary to the Company or a Significant Domestic Incorporated Subsidiary within 60 days after the date on which the Target Sub is initially Acquired, then the Target Sub shall be deemed to have been owned at all times by the Company or the applicable Significant Domestic Incorporated Subsidiary, and, so long as the other conditions for a Permitted Acquisition have been satisfied and the Leverage Ratio test set forth above is met, then the Investment in the Target Sub shall be permitted under this clause (vii);
(viii) Investments constituting Indebtedness permitted by Section 7.3(A), Contingent Obligations permitted by Section 7.3(E) or Restricted Payments permitted by Section 7.3(F);
(ix) Investments consisting of any right of the Company or its wholly-owned Domestic Incorporated Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance;

(x) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special purpose entity created solely to engage in transactions giving rise to Receivables Facility Attributed Indebtedness permitted hereunder or otherwise resulting from transfers of assets permitted hereunder to such a Subsidiary or special purpose entity; and
(xi) Investments in addition to those referred to elsewhere in this Section 7.3(D) in an aggregate amount not to exceed $30,000,000.
(E) Contingent Obligations. Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, guarantees and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business, (v) Contingent Obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, (vi) Contingent Obligations of the Subsidiary Guarantors or any of the Company’s other Subsidiaries under any guaranty of the Indebtedness arising under the Senior Notes, the 2008 Senior Notes, the Note Agreement, the 2008 Note Agreement, the Revolving Credit Facility or any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, (vii) obligations arising under or related to the Loan Documents, (viii) Contingent Obligations arising in connection with Receivables Facility Attributed Indebtedness permitted under Section 7.3(A); (ix) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder; and (x) Contingent Obligations, in an aggregate amount not to exceed $150,000,000, arising as a result of the guaranty of any Indebtedness not described in clauses (i) through (ix) hereof and otherwise permitted under Section 7.3(A).
(F) Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom provided, however, that the Company or any Subsidiary may make dividend payments to holders of its Equity Interests or stock repurchases or redemptions pursuant to any Stock Repurchase Plan subsequent to the occurrence of a Default or an Unmatured Default if the payment of such dividends or commitment to make such stock repurchase was publicly announced to such holders of Equity Interests prior to the occurrence of such Default or Unmatured Default.
(G) Conduct of Business; Subsidiaries; Acquisitions. Neither the Company nor any of its Significant Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof. The Company shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Default or Unmatured Default which is not being cured shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Company shall be in compliance with the terms of Section 7.2(K) and Section 7.3(L). Neither the Company nor any Significant Domestic Subsidiary shall make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):
(i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;
(ii) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;
(iii) prior to each such Acquisition with a purchase price in excess of $100,000,000, the Company shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using, for any Acquisition, historical financial statements containing reasonable adjustments satisfactory to the Administrative Agent, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default;
(iv) the Leverage Ratio will not exceed 3.35 to 1.00 after giving effect to any such Acquisition in excess of $100,000,000 (as demonstrated by the Company on a pro forma basis to the Administrative Agent’s satisfaction including for purposes of calculating such ratio, EBITDA of the Person which is the subject of such Acquisition for the preceding 12 month period); and
(v) the businesses being acquired shall be reasonably similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Company on the Closing Date;
it being acknowledged that the provisions of the foregoing clauses (i)-(v) have been satisfied as they relate to the MPC Acquisition, and the MPC Acquisition shall be a Permitted Acquisition.

(H) Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (other than a wholly-owned direct or indirect Subsidiary of the Company), on terms that are (a) not authorized by the Board of Directors or (b) less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such an Affiliate, except for (i) Restricted Payments permitted by Section 7.3(F), (ii) Investments permitted by Section 7.3(D), (iii) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and (iv) loans and advances to employees in the ordinary course of business and in amounts consistent with practice in effect prior to the Closing Date.
(I) Restriction on Fundamental Changes. Neither the Company nor any of its Significant Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B), 7.3(D) or 7.3(G) and, (ii) a Subsidiary of the Company may be merged into or consolidated with the Company (in which case the Company shall be the surviving corporation) or any wholly-owned Domestic Incorporated Subsidiary of the Company, (iii) a Foreign Subsidiary may be merged into or consolidated with any other wholly-owned Foreign Subsidiary, and (iv) any liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable.
(J) Margin Regulations. Neither the Company nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock in such amounts as would cause this Agreement to be deemed a “purpose credit” for purposes of Regulation T.
(K) [Reserved]
(L) Subsidiary Covenants. The Company will not, and will not permit any Significant Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Significant Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents, (iii) the Senior Notes, the 2008 Senior Notes, the Revolving Credit Facility and any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, (iv) restrictions imposed by the holder of a Lien permitted by Section 7.3(C), (v) restrictions and conditions on the foregoing existing as of the Closing Date, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (vii) restrictions or conditions imposed by any agreement relating to any securitization transaction permitted by this Agreement if such restrictions or conditions apply only to the assets and interests therein that are the subject of the securitization transaction or to any Subsidiary which is a special purpose entity party to and whose sole business relates to such securitization transaction,

(viii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ix) customary provisions in leases and other contracts restricting the assignment thereof, (x) restrictions and conditions in any existing or future joint venture agreement that restricts the ability of any party to such agreement to create, incur or permit a Lien on the equity interests in the joint venture and (xi) restrictions and conditions in any existing or future license agreement with respect to intellectual property that restricts the ability of any party to such agreement to create, incur or permit a Lien on such intellectual property.
(M) Hedging Obligations. The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Company or such Subsidiary pursuant to which the Company or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, which are non-speculative in nature. Such permitted hedging agreements entered into by the Company and any Lender or any affiliate of any Lender are sometimes referred to herein as “Hedging Agreements.”
(N) Issuance of Disqualified Stock. From and after the Closing Date, neither the Company, nor any of its Subsidiaries shall issue to any Person (other than the Company or a wholly-owned Subsidiary) any Disqualified Stock unless after giving effect to the next sentence, such Disqualified Stock and Indebtedness is issued in accordance with the terms of this Agreement. All issued and outstanding Disqualified Stock issued to any Person (other than the Company or a wholly-owned Subsidiary) shall be treated as Indebtedness for all purposes of this Agreement (and as funded Indebtedness for purposes of Section 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.
7.4. Financial Covenants. The Company shall comply with the following:
(A) Maximum Leverage Ratio. The Company and its consolidated Subsidiaries shall not permit the ratio (the “Leverage Ratio”) of (i) Net Indebtedness to (ii) EBITDA to be greater than 3.50 to 1.00 for each four (4) fiscal quarter period of the Company beginning with the fiscal quarter ended September 30, 2007.
The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter of the Company based upon (a) for Net Indebtedness, Net Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the Last Twelve-Month Period, provided, that the Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical financial statements and containing reasonable adjustments satisfactory to the Administrative Agent, broken down by fiscal quarter in the Company’s reasonable judgment.

(B) Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $400,000,000 (the “Base Amount”) plus (b) on the last Business Day of each fiscal year, beginning with the fiscal year ended September 30, 2007, the sum of fifty percent (50%) of Net Income (if positive) for such fiscal year, plus (c) fifty percent (50%) of the net cash proceeds resulting from the issuance by the Company of any Capital Stock, other than shares of Capital Stock issued pursuant to employee stock option or ownership plans; provided that the effect of adjustments (not in excess of the Maximum Adjustment Amount) in the accumulated other comprehensive earnings accounts of the Company and its Subsidiaries, shall in each case be excluded in calculating the Company’s Consolidated Net Worth. For purposes of this Section 7.4(B), “Maximum Adjustment Amount” means 10% of the Base Amount. The Company’s compliance with this covenant shall be calculated and tested as of the end of each fiscal quarter.
ARTICLE VIII: DEFAULTS
8.1. Defaults. Each of the following occurrences shall constitute a Default under this Agreement:
(A) Failure to Make Payments When Due. (i) The Company shall fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) any member of the Obligor Group shall fail to pay within five (5) days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.
(B) Breach of Certain Covenants. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under:
(i) Section 7.1 and such failure shall continue unremedied for thirty (30) days;
(ii) Section 7.2 and such failure shall continue unremedied for thirty (30) days after notice thereof from the Agent or any Lender is delivered to the Company or the Company otherwise becomes aware of such failure, or
(iii) Sections 7.3 or 7.4.
(C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company to the Administrative Agent or any Lender herein or by the Company or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).
(D) Other Defaults. The Company shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue unremedied and unwaived for thirty (30) days after the occurrence thereof.

(E) Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock issued to Persons other than the Company or any wholly-owned Subsidiary), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $15,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness, or require a redemption or other repurchase of such Indebtedness or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.
(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.
(i) An involuntary case shall be commenced against the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries, or any of the Company’s Significant Foreign Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries, or any of the Company’s Significant Foreign Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.
(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries or over all or a substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries or of all or a substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.
(H) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance reasonably satisfactory (including the amount thereof) to the Administrative Agent and as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage or subject to indemnity), writ or warrant of attachment, or similar process against the Company or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $15,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.
(I) Dissolution. Any order, judgment or decree shall be entered against the Company decreeing its involuntary dissolution or split up from its Significant Subsidiaries and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Company shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.
(J) Loan Documents. At any time, for any reason, any Loan Document that materially affects the ability of the Administrative Agent or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Company or any of the Company’s Significant Subsidiaries party thereto seek to repudiate their respective obligations thereunder.
(K) ERISA Event. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, individually or when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability to the Company and the Subsidiaries in excess of $20,000,000
(L) Installment Payments. The Company or any member of the Controlled Group has failed to make an installment or any other payment which could result in a lien under Section 412(n) of the Code with respect to a liability in excess of $20,000,000.
(M) Change of Control. A Change of Control shall occur.
(N) Environmental Matters. The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Company or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Company or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law by the Company or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Company to liability (which is not covered by undenied indemnification by a creditworthy indemnitor) in excess of $20,000,000.

(O) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the Subsidiary Guaranty.
(P) Receivables Facility Attributed Indebtedness. An event (such event, a “Receivables Facility Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Receivables Facility Attributed Indebtedness of the Company or any Affiliate of the Company to require the early amortization or liquidation of such Receivables Facility Attributed Indebtedness in an aggregate outstanding amount in excess of $20,000,000 and (x) such Receivables Facility Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Receivables Facility Attributed Indebtedness, or (y) such investors shall require the early amortization or liquidation of such Receivables Facility Attributed Indebtedness as a result of such Receivables Facility Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Receivables Facility Attributed Indebtedness, or (iii) causes or otherwise permits the replacement or substitution of the Company or any Affiliate thereof as the servicer under the agreements evidencing such Receivables Facility Attributed Indebtedness; provided, however, that this Section 8.1(P) shall not apply on any date with respect to any voluntary request by the Company or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments.
A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.
ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES
9.1. Termination of Obligations; Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Borrower, the Termination Date shall be deemed to have occurred and all obligations of the Lenders to make any further Loans hereunder shall automatically terminate, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Termination Date to have occurred and the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.
9.2. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full in cash.

9.3. Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender under the provisions of Sections 2.19 or 10.2) affected thereby:
(i) Postpone or extend the Term Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans (other than prepayments thereunder), or any fees or other amounts payable to such Lender or any modifications of the provisions relating to prepayments of Loans and other Obligations;
(ii) Reduce the principal amount of any Loans, or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof shall only require the approval of the Required Lenders; or
(iii) Increase the amount of the Term Loan Commitment of any Lender hereunder, increase any Lender’s Pro Rata Share or increase the aggregate principal amount of such Lender’s Loans;
provided, further, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a defaulting Lender under the provisions of Sections 2.19 or 10.2):
(i) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”;
(ii) Permit the Borrower to assign its rights under this Agreement;
(iii) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Subsidiary Guaranty;
(iv) Amend Section 12.2 or 12.3 in a manner that would alter the pro rata sharing of payments required thereby; or
(v) Amend this Section 9.3.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.
ARTICLE X: GENERAL PROVISIONS
10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations).
10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3. Intentionally Omitted.
10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
10.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
10.7. Expenses; Indemnification.
(A) Expenses. The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent, which attorneys and paralegals may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent, the Arranger and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent, or the Arranger or the Lenders) paid or incurred by the Administrative Agent, or the Arranger, or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arranger, and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, advisors and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs, reasonable expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:
(i) this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents; or
(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);
provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.
(D) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.7 shall survive the termination of this Agreement.
10.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
10.9. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any member of the Obligor Group pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Hedging Agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.4, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) in the event and to the extent such confidential information (A) becomes publicly available other than as a result of breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.11. Nonliability of Lenders. The relationship among the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
10.12. GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWER AND THE LENDERS IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS SECTION 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.
(A) NON-EXCLUSIVE JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY MEMBER OF THE OBLIGOR GROUP AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT (OTHER THAN COUNTERCLAIMS INITIATED IN THE SAME JURISDICTION AS THE CLAIM) SHALL BE BROUGHT TO THE EXTENT POSSIBLE ONLY IN A COURT IN CHICAGO, ILLINOIS.
(B) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY OF THE PARTIES HERETO TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(C) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(D) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.
10.14. Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any of its Affiliates that is a guarantor with respect to any indebtedness of any guarantor to the Borrower (“Intercompany Indebtedness”), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, claims arising from liens or security interests upon property, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents. Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness in contravention of this Agreement or the Loan Documents or after the occurrence of a Default, including, without limitation, an event described in Section 8.1(F) or (G), prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Lenders (and their Affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the holders of the Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Lenders (and their Affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any guarantor.
10.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 25, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.16. No Duties Imposed on Syndication Agents, Documentation Agents or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent,” “Documentation Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent,” “Documentation Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.10, each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE XI: THE ADMINISTRATIVE AGENT
11.1. Appointment; Nature of Relationship. JPMorgan Chase is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102 of the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.
11.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.
11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.
11.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans. Upon receipt of any such instructions from the Required Lenders (or all of the Lenders in the even that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
11.6. Employment of Administrative Agent and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
11.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8. The Administrative Agent’s Reimbursement and Indemnification. Each Lender agrees to reimburse and indemnify the Administrative Agent ratably in proportion to its respective Pro Rata Share (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.
11.9. Rights as a Lender. With respect to its Term Loan Commitment and Loans made by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.
11.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent for any of its Affiliates in any capacity.

11.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld. Such successor Administrative Agent shall be a Lender and shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. The Administrative Agent may not be removed without its prior written consent.
11.12. [Reserved].
11.13. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
11.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents, and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under the terms of this Agreement.
11.15. Intercreditor Agreement and Subsidiary Guaranties. Each Lender authorizes the Administrative Agent to enter into and remain subject to each of the Intercreditor Agreement and the Subsidiary Guaranty on behalf and for the benefit of such Lender and to take all actions contemplated by such documents, including, without limitation, all enforcement actions.
ARTICLE XII: SETOFF; RATABLE PAYMENTS
12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2, or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
12.3. Application of Payments. If the Borrower, prior to the occurrence of a Default, has remitted a payment to the Administrative Agent or any Lender without indicating the Obligation to be reduced thereby, or at any time after the occurrence of a Default, subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations in the following order:
(A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
(B) second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;
(C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders;
(D) fourth, to pay interest due in respect of Loans;
(E) fifth, to the ratable payment or prepayment of principal outstanding on Loans in such order as the Administrative Agent may determine in its sole discretion; and
(F) sixth, to the ratable payment of all other Obligations.
Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves. Upon written notice to the Borrower, the order of priority set forth in clauses (C) through (F) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without consent of or approval by the Company, or any other Person. The order of priority set forth in clauses (A) and (B) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4. Relations Among Lenders.
(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Company or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.
(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
12.5. Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.
ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1. Successors and Assigns; Designated Lenders.
(A) Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 or Section 13.3 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.2. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements relating to the Loans, but in all cases excluding credit default swaps; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Term Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Term Loan or which holds any promissory note issued hereunder to direct payments relating to such Term Loan or promissory note issued hereunder to another Person. Any assignee of the rights to any Term Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
(B) Designated Lenders.
(i) Subject to the terms and conditions set forth in this Section 13.1(B), any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.1(B) shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit L hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by the Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional promissory notes shall be required to be issued hereunder with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the promissory notes issued hereunder in its possession as an administrative agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as an administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 13.4, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.
(ii) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 13.1(B) shall survive the termination of this Agreement.
13.2. Participations.
(A) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Term Loan Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Term Loan Obligations and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Term Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Article IV to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Article IV than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Article IV to the same extent as if it were a Lender.
13.3. Assignments.
(A) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Borrower and the Administrative Agent, either be in an amount equal to the entire applicable Term Loan Obligations of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Term Loan Obligations subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.
(B) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Term Loan Commitment (if any) and Term Loan Obligations under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Term Loan Obligations assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the Borrower shall, at no additional cost to the Borrower, and, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Term Loan Commitments (or, if the Term Loan Termination Date has occurred or if their respective Term Loan Commitments are fully funded, their respective Term Loan Obligations), as adjusted pursuant to such assignment.
(D) The Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
13.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

13.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Article IV.
ARTICLE XIV: NOTICES
14.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i) if to the Borrower or any Subsidiary Guarantor, at the Company’s address or telecopier number set forth on the signature page hereof;
(ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof; and
(iii) if to a Lender, to it at its address (or telecopier number) set forth in its administrative questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
14.2. Change of Address. Each of the Company and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender. Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.
ARTICLE XV: COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

ARTICLE XVI: REFERENCES TO THIS AGREEMENT
IN LOAN DOCUMENTS
Upon the effectiveness of this Agreement, on and after the date hereof, each reference in any other Loan Document to the Credit Agreement (including any reference therein to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring thereto) shall mean and be a reference to this Agreement.
The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

WOODWARD GOVERNOR COMPANY, as the Borrower
By:	/s/ Robert F. Weber, Jr.
	Name:	Robert F. Weber, Jr.
	Title:	Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:	/s/ Krys Szremski
	Name:	Krys Szremski
	Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Janet E. Jordan
	Name:	Janet E. Jordan
	Title:	SVP

BANK OF AMERICA, N.A., as a Lender
By:	/s/ David R. Barney
	Name:	David R. Barney
	Title:	Senior Vice President

RBS CITIZENS NA, as a Lender
By:	/s/ Brett Miller
	Name:	Brett Miller
	Title:	Vice President

FIFTH THIRD BANK, as a Lender
By:	/s/ Neil G. Mesch
	Name:	Neil G. Mesch
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Corinne M. Potter
	Name:	Corinne M. Potter
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Leslie T. Chang
	Name:	Leslie T. Chang
	Title:	Sr. Relationship Manager and VP

THE NORTHERN TRUST COMPANY, as a Lender
By:	/s/ Peter Hallan
	Name:	Peter Hallan
	Title:	Vice President

COMPASS BANK, as a Lender
By:	/s/ James Brooks
	Name:	James Brooks
	Title:	City President

Exhibits A, B, C, D, E, F, G, H, I, J, K, L and M
(to Term Loan Credit Agreement)
[Intentionally Removed]

Schedules 1.1.1, 1.1.2, 1.1.3, 1.1.4, 6.3, 6.8, 6.9 and 6.17
(to Term Loan Credit Agreement)
[Intentionally Removed]

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